Exhibit 99.1

Contact:	Barbara Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AMERISOURCEBERGEN AUTHORIZES A NEW
$500 MILLION SHARE REPURCHASE PROGRAM
VALLEY FORGE, PA, September 23, 2010 — The Board of Directors of AmerisourceBergen Corporation (NYSE: ABC) today authorized a new $500 million share repurchase program, effective after completion of the current repurchase program, which has approximately $98 million remaining. To date in fiscal year 2010, which ends September 30, 2010, the Company has spent approximately $470 million to repurchase its outstanding shares of common stock. AmerisourceBergen expects to use the new program to repurchase its outstanding shares of common stock, subject to market conditions.
“The $470 million repurchase of common stock in fiscal 2010 and the new share repurchase program illustrate our continued confidence in delivering long-term shareholder value,” said R. David Yost, AmerisourceBergen President & Chief Executive Officer.
The Company’s current repurchase program was authorized November 12, 2009 for $500 million. The Company currently has approximately 277 million common shares outstanding.
AmerisourceBergen may repurchase its shares from time to time for cash in open market transactions or by other means in accordance with applicable federal securities laws, and will hold any repurchased shares as treasury shares, which will be available for general corporate purposes.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $75 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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